UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2013

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS 66103	66103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, include area code: (913) 951-2132

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2013 (the “Effective Date”), the Board of Directors (the “Board”) of Aratana Therapeutics, Inc. (the “Company”) appointed Craig Tooman as the Chief Financial Officer of the Company, succeeding Louise A. Mawhinney. In connection with the appointment, Mr. Tooman has resigned from the Board, effective on the Effective Date.

Mr. Tooman, age 48, was a member of the Board since April 2012. Mr. Tooman has served as the chief executive officer of Avanzar Medical, Inc., a privately-held company focused on commercial oncology opportunities, since February 2012. Mr. Tooman was also the founder and principal of Stockbourne LLC, a firm that provides strategic business and financial advisory services, a position he held from January 2011 to November 2013. From July 2010 to January 2011, Mr. Tooman was the senior vice president of finance and chief financial officer of Ikaria Inc., a biotherapeutics company. From January 2005 to July 2010, Mr. Tooman was the executive vice president of finance and chief financial officer at Enzon Pharmaceuticals, a biopharmaceutical company. Prior to that, Mr. Tooman was the senior vice president of strategic planning and corporate communications at ILEX Oncology, Inc. and the vice president of investor relations at Pharmacia Corporation. Since 2011, Mr. Tooman has served on the board of directors of Insite Vision Incorporated and he is currently the chairman of its audit committee and a member of its compensation committee. He has a B.A. in Economics from Kalamazoo College and M.B.A. in Finance from the University of Chicago.

In connection with the appointment, on November 8, 2013, the Company and Mr. Tooman entered into an employment agreement (the “Employment Agreement”) providing for the employment of Mr. Tooman as the Company’s Chief Financial Officer. Mr. Tooman will receive an initial base salary of $350,000. On the Effective Date, Mr. Tooman was granted 44,550 shares of restricted common stock of the Company, 25% of which will vest six months following the Effective Date and 25% of which will vest on each of the first, second and third anniversaries of the Effective Date, subject to his continued employment with the Company through the applicable vesting date. Also on the Effective Date, Mr. Tooman was granted options to purchase 90,450 shares of common stock with a term of ten years, which will vest and become exercisable (subject to his continued employment with the Company through the applicable vesting date) as to 25% of the total number of shares on the first anniversary of the Effective Date and as to an additional 1/48th of the total number of shares on the same day of each of the 36 successive calendar months thereafter, such that the stock options will be vested as to all shares on the fourth anniversary of the Effective Date. The options have an exercise price equal to $21.14, the fair market value of a share of the Company’s common stock on the date of grant. The options that Mr. Tooman received in connection with his service as a director of the Company will continue to vest in accordance with the vesting provisions of the applicable award, subject to full acceleration in the event Mr. Tooman is terminated by the Company without cause or he resigns for good reason.

Mr. Tooman will be eligible to receive an annual performance-based cash bonus targeted at 35% of his base salary, subject to his continued employment with the Company through the end of each applicable calendar year and contingent upon the attainment of corporate objectives established by the Board and/or other adjustments that the Board deems appropriate.

Under the terms of the Employment Agreement, if the Company terminates Mr. Tooman’s employment without cause or he resigns for good reason, then, subject to his executing a general release of claims, Mr. Tooman will be entitled to receive six months of continued base salary (or 12 months of continued base salary in the event of a termination without cause or resignation for good reason within 12 months following a change in control) and payment of up to six months of insurance premiums for continuation coverage under the Company’s group health plans (or 12 months in the event of a termination without cause or resignation for good reason within 12 months following a change in control). In addition, if the Company terminates Mr. Tooman’s employment without cause or he resigns for good reason within 12 months following a change in control, he will be entitled to receive full accelerated vesting of all equity awards on the effective date of a general release of claims.

If Mr. Tooman’s employment is terminated due to his death or complete disability, he will be entitled to receive accelerated vesting of all equity awards which would have vested during the 12 months following his termination had he remained employed with the Company.

Mr. Tooman is also eligible to receive reimbursement of up to $100,000 in relocation expenses.

The foregoing description of the Employment Agreement does not purport to be complete, and is qualified by reference to the complete text of such agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1 Employment	Agreement, dated as of November 8, 2013, between Aratana Therapeutics, Inc. and Craig Tooman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: November 14, 2013	By:	/s/ Steven St. Peter
Steven St. Peter, M.D. President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement, dated as of November 8, 2013, between Aratana Therapeutics, Inc. and Craig Tooman.